Supplement Dated February 8, 2000                         Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co.
Principal Amount:            $50,000,000.00
Agent's Discount
  or Commission:             $47,500.00
Net Proceeds to Company:     $49,952,500.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                                   Reset Date).
Issue Date:                  02/11/00
Maturity Date:               02/11/02
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
              /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          /X/ Federal Funds Rate
                           / / LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        / / Telerate Page: 3750


Interest Reset Dates: Each Business Day to but excluding Maturity Date, commencing February 11, 2000.

Interest Payment Dates: Each February 11, May 11, August 11, and November 11
                        commencing on May 11, 2000 and ending February 11,
                        2002.

Index Maturity:         1 day
Spread (+/-):           +.31%

Day Count Convention:
      /X/ Actual/360 for the period from  02/11/00 to 02/11/02
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.


Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:   /X/  Book-Entry                / /  Certificated

Other: /X/  Principal                  / /  Agent

OTHER TERMS

          The Interest Determination Date with respect to each Interest Reset Date will be the Business Day immediately preceding such Interest Reset
Date. The Federal Funds Rate for each Interest Period will be determined by the Calculation Agent (as defined below) in accordance with the following provisions.

          Interest payable on the Notes will include interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date, or Maturity Date, as the case may be.

          All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.